Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Powell Max Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares	457(c)	12,963,451	(1)	$3.18	(2)	$41,233,774.2	0.00015310	6,312.89	(3)
Fees Previously Paid										-
	Total Offering Amounts									6,312.89
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									6,312.89

(1)	Represents approximately 12,779,553 Class A Ordinary Shares based on the closing price of our shares on The Nasdaq Market LLC (“Nasdaq”), on November 20, 2024 of $3.13per share, together with the Commitment Shares of 63,898 Class A Ordinary Shares, and 120,000 Class A Ordinary Shares, being the Finder’s Shares.

(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on Nasdaq on November 27, 2024 ($3.18 per Class A Ordinary Share), in accordance with Rule 457(c) of the Securities Act.

(3)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.